Exhibit 99.1

NEWS RELEASE
CONTACT: Kim Duncan Senior Director, Investor Relations ir@cooperco.com	6140 Stoneridge Mall Road Suite 590 Pleasanton, CA 94588 925-460-3663 www.coopercos.com

THE COOPER COMPANIES ANNOUNCES THIRD QUARTER 2013 RESULTS

PLEASANTON, Calif., September 5, 2013 — The Cooper Companies, Inc. (NYSE: COO) today announced financial results for the fiscal third quarter ended July 31, 2013.

•	Revenue increased 9% year-over-year to $412.0 million. CooperVision (CVI) revenue up 5% to $330.5 million, up 9% in constant currency, and CooperSurgical (CSI) revenue up 27% to $81.5 million.

•	GAAP earnings per share (EPS) $1.79, up 43 cents or 32% from last year’s third quarter.

•	Non-GAAP EPS $1.74, up 29 cents or 20% from last year’s third quarter. See “Reconciliation of Non-GAAP EPS to GAAP EPS” below.

•	Third quarter free cash flow $64.5 million.

Commenting on the results, Robert S. Weiss, Cooper’s president and chief executive officer said, “I am pleased to report another strong quarter for the Company. We continued to gain market share within CVI, CSI posted solid revenue growth driven by fertility, and we generated strong EPS and significant free cash flow. We remain encouraged by our business trends and believe we are well positioned to deliver strong operating results to finish our fiscal year.”

Third Quarter GAAP Operating Highlights

•	Revenue $412.0 million, up 9% from last year’s third quarter, 12% in constant currency.

•	Gross margin 65% compared with 63% in last year’s third quarter. The increase was primarily the result of a lower royalty payment on silicone hydrogel lens sales, product mix and increased manufacturing efficiencies, partially offset by lower revenue due to currency, primarily the Yen.

•	Operating margin 23% compared with 20% in last year’s third quarter. The increase was the result of higher gross margins.

•	Depreciation $23.4 million, up 7% from last year’s third quarter. Amortization $7.7 million, up 31% from last year’s third quarter, primarily related to intangible assets from the acquisition of Origio in July 2012.

•	Total debt decreased $76.9 million in the quarter to $243.6 million. Interest expense $2.3 million down 2% from last year’s third quarter.

•	Cash provided by operations $103.1 million and capital expenditures $38.6 million resulted in free cash flow $64.5 million.

Third Quarter CooperVision GAAP Operating Highlights

•	Revenue $330.5 million, up 5% from last year’s third quarter, 9% in constant currency.

•	Revenue by category:

	(In millions) 3Q13	% of CVI Revenue 3Q13	%chg y/y	Constant Currency %chg y/y
Toric	$101.5	31%	7%	8%
Multifocal	33.1	10%	33%	32%
Single-use sphere	70.7	21%	-1%	9%
Non single-use sphere, other	125.2	38%	2%	4%

Total	$330.5	100%	5%	9%

•	Revenue by geography:

	(In millions) 3Q13	% of CVI Revenue 3Q13	%chg y/y	Constant Currency %chg y/y
Americas	$143.0	43%	9%	9%
EMEA	118.4	36%	11%	8%
Asia Pacific	69.1	21%	-9%	8%

Total	$330.5	100%	5%	9%

•	Selected revenue by material:

	(In millions) 3Q13	% of CVI Revenue 3Q13	%chg y/y	Constant Currency %chg y/y
Silicone hydrogel	$143.0	43%	21%	22%
Proclear®	$86.0	26%	9%	11%

•	Gross margin 65% compared with 63% in last year’s third quarter. The increase was primarily the result of a lower royalty payment on silicone hydrogel lens sales, product mix and increased manufacturing efficiencies, partially offset by lower revenue due to currency, primarily the Yen.

Third Quarter CooperSurgical GAAP Operating Highlights

•	Revenue $81.5 million, up 27% from last year’s third quarter, driven by the acquisition of Origio in July 2012.

•	Revenue by category:

	(In millions) 3Q13	% of CSI Revenue 3Q13	%chg y/y
Office and surgical procedures	$54.0	66%	0%
Fertility	27.5	34%	180%

Total	$81.5	100%	27%

•	Gross margin 64% compared with 67% in last year’s third quarter. The decrease was primarily the result of lower margins associated with the acquisition of Origio.

2013 Guidance

The Company revises its full year fiscal 2013 guidance. Guidance is summarized as follows:

	FY13 Guidance Old	FY13 Guidance New	4Q13 Guidance New
Revenues (In millions)
Total	$1,575 - $1,605	$1,586 - $1,601	$410 - $425
CVI	$1,260 - $1,280	$1,271 - $1,281	$330 - $340
CSI	$315 - $325	$315 - $320	$80 - $85
EPS
GAAP	$6.42 - $6.52	$6.57 - $6.62	$1.76 - $1.81
Non-GAAP	$6.15 - $6.25	$6.23 - $6.28	$1.76 - $1.81
Free Cash Flow (In millions)	$170 - $200	$180 - $210	$19 - $49

Guidance assumes constant currency at the date of issuance and excludes the financial impact for the proposed sale of Aime announced on May 31, 2013.

Reconciliation of Non-GAAP EPS to GAAP EPS

To supplement our financial results presented on a GAAP basis, we use non-GAAP measures that we believe are helpful in understanding our results. The non-GAAP measures exclude insurance proceeds related to a business interruption claim and costs related to acquisitions. Our non-GAAP financial results and guidance are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements and guidance prepared in accordance with GAAP. Management uses supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the factors management uses in planning and forecasting for future periods.

In the fiscal first quarter of 2013, our non-GAAP results exclude $0.6 million of costs related to the acquisition of Origio recorded in selling, general and administrative expense and $14.1 million in business interruption insurance proceeds. Our fiscal third quarter of 2013 non-GAAP results include $2.5 million for income tax benefits arising from the projected fiscal year effective tax rate.

We also report revenue growth using the non-GAAP financial measure of constant currency revenue. Management presents and refers to constant currency information so that revenue results may be evaluated excluding the effect of foreign currency rate fluctuations. To present this information, current period revenue for entities reporting in currencies other than United States dollars are converted into United States dollars at the average foreign exchange rates for the corresponding period in the prior year.

	Three Months Ended July 31,			Nine Months Ended July 31,
	2013 GAAP	Adjustments	2013 Non-GAAP	2013 GAAP	Adjustments	2013 Non-GAAP
Operating income	$93,608	$—	$93,608	$243,902	$625	$244,527
Income before income taxes	$91,264	$—	$91,264	$251,179	$(13,458)	$237,721
Provision for income taxes	$2,072	$2,482	$4,554	$11,585	$3,522	$15,107
Net income attributable to Cooper stockholders	$88,951	$(2,482)	$86,469	$238,754	$(16,979)	$221,775
Diluted EPS attributable to Cooper stockholders	$1.79	$(0.05)	$1.74	$4.81	$(0.34)	$4.47

	Fiscal 2013 EPS Guidance
	2013 GAAP	Adjustments	2013 Non-GAAP
Diluted EPS	$6.57 - $6.62	($0.34)	$6.23 - $6.28

Conference Call and Webcast

The Company will host a conference call today at 5:00 PM ET to discuss its fiscal third quarter 2013 financial results and current corporate developments. The dial in number in the United States is +1-800-901-5213 and outside the United States is +1-617-786-2962. The passcode is 29370561. There will be a replay available approximately two hours after the call ends until Thursday, September 12, 2013. The replay number in the United States is +1-888-286-8010 and outside the United States is +1-617-801-6888. The replay passcode is 23413821. This call will also be broadcast live at http://investor.coopercos.com and a transcript will be available following the conference call.

About The Cooper Companies

The Cooper Companies, Inc. (“Cooper”) is a global medical device company publicly traded on the NYSE Euronext (NYSE:COO). Cooper is dedicated to being A Quality of Life Company™ with a focus on delivering shareholder value. Cooper operates through two business units, CooperVision and CooperSurgical. CooperVision brings a refreshing perspective on vision care with a commitment to crafting a wide range of high-quality products for contact lens wearers and providing focused practitioner support. CooperSurgical focuses on supplying women’s health clinicians with market-leading products and treatment options to improve the delivery of healthcare to women. Headquartered in Pleasanton, CA, Cooper has over 8,000 employees with products sold in over 100 countries. For more information, please visit www.coopercos.com.

Forward-Looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Statements relating to guidance, plans, prospects, goals, strategies, future actions, events or performance and other statements which are other than statements of historical fact, including our 2013 Guidance and all statements regarding anticipated growth in our revenue, expected results of operations and integration of any acquisition are forward-looking. To identify these statements look for words like “believes,” “expects,” “may,” “will,” “should,” “could,” “seeks,” “intends,” “plans,” “estimates” or “anticipates” and similar words or phrases. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties.

Among the factors that could cause our actual results and future actions to differ materially from those described in forward-looking statements are: adverse changes in the global or regional general business, political and economic conditions due to the current global economic downturn, including the impact of continuing uncertainty and instability of certain European Union countries that could adversely affect our global markets; foreign currency exchange rate and interest rate fluctuations including the risk of further declines in the value of the yen and the euro that would decrease our revenues and earnings; acquisition integration delays or costs or the requirement to record significant adjustments to the preliminary fair value of assets acquired and liabilities assumed within the measurement period; a major disruption in the operations of our manufacturing, research and development or distribution facilities due to technological problems, natural disasters or other causes; disruptions in supplies of raw materials, particularly components used to manufacture our silicone hydrogel lenses; legal costs, insurance expenses, settlement costs and the risk of an adverse decision or settlement related to product liability, patent or other litigation; limitations on sales following new product introductions due to poor market acceptance; new competitors, product innovations or technologies; the impact of acquisitions or divestitures on revenues, earnings or margins; the requirement to provide for a significant liability or to write off, or accelerate depreciation on, a significant asset, including goodwill; changes in United States and foreign government regulations of the retail optical industry and of the healthcare industry generally; changes in tax laws or their interpretation and changes in effective tax rates; dilution to earnings per share from acquisitions or issuing stock and other events described in our Securities and Exchange Commission filings, including the “Business” and “Risk Factors” sections in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2012, as such Risk Factors may be updated in quarterly filings.

We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Condensed Balance Sheets

(In thousands)

(Unaudited)

	July 31, 2013	October 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$25,482	$12,840
Trade receivables, net	247,296	234,297
Inventories	339,908	320,199
Deferred tax assets	40,008	39,417
Other current assets	53,313	51,107

Total current assets	706,007	657,860

Property, plant and equipment, net	654,100	640,255
Goodwill	1,378,679	1,370,247
Other intangibles, net	203,398	214,783
Deferred tax assets	17,021	14,434
Other assets	47,703	43,805

	$3,006,908	$2,941,384

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$28,338	$25,284
Other current liabilities	220,948	237,268

Total current liabilities	249,286	262,552

Long-term debt	215,291	348,422
Deferred tax liabilities	23,298	30,971
Other liabilities	81,391	86,281

Total liabilities	569,266	728,226

Total Cooper stockholders’ equity	2,415,522	2,192,751
Noncontrolling interests	22,120	20,407

Stockholders’ equity	2,437,642	2,213,158

	$3,006,908	$2,941,384

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(In thousands, except earnings per share amounts)

(Unaudited)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2013	2012	2013	2012
Net sales	$411,993	$378,186	$1,175,873	$1,048,835
Cost of sales	143,719	138,089	412,923	377,589

Gross profit	268,274	240,097	762,950	671,246
Selling, general and administrative expense	152,141	143,830	453,487	412,540
Research and development expense	14,865	13,156	43,008	37,611
Amortization of intangibles	7,660	5,861	22,553	16,677

Operating income	93,608	77,250	243,902	204,418
Interest expense	2,258	2,315	7,268	9,049
Gain on insurance proceeds	—	—	14,084	—
Loss on extinguishment of debt	—	1,404	—	1,404
Other (expense) income, net	(86)	(2,144)	461	(1,152)

Income before income taxes	91,264	71,387	251,179	192,813
Provision for income taxes	2,072	4,433	11,585	16,315

Net income	89,192	66,954	239,594	176,498
Less: income attributable to noncontrolling interests	241	79	840	79

Net income attributable to Cooper stockholders	$88,951	$66,875	$238,754	$176,419

Diluted earnings per share attributable to Cooper stockholders	$1.79	$1.36	$4.81	$3.60

Number of shares used to compute earnings per share attributable to Cooper stockholders	49,754	49,302	49,623	49,069

Soft Contact Lens Revenue Update

Worldwide Manufacturers’ Soft Contact Lens Revenue

(U.S. dollars in millions; constant currency; unaudited)

	Calendar 2Q13			Trailing Twelve Months 2013
	Market	Market Change	CVI Change	Market	Market Change	CVI Change
Sales by Modality
Single-use	$770	9%	15%	$2,920	9%	17%
Other	1,100	2%	8%	4,330	1%	9%

WW Soft Contact Lenses	$1,870	4%	10%	$7,250	4%	11%

Sales by Geography
Americas	$740	4%	11%	$2,850	5%	11%
EMEA	540	4%	8%	2,050	3%	8%
Asia Pacific	590	5%	10%	2,350	4%	15%

WW Soft Contact Lenses	$1,870	4%	10%	$7,250	4%	11%

Source: Management estimates and independent market research

COO-E

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